Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT: Marie Remboulis 248/354-9809
Jennifer Rass 248/354-7502
Federal-Mogul Corporation Announces Carl Icahn as Non-executive Chairman of the Board
Southfield, Michigan, January 16, 2008 ...Federal-Mogul Corporation announced today that its Board of Directors elected Carl Icahn as its non-executive Chairman of the Board.
“I am very pleased that a financially strong Federal-Mogul has finally emerged from the bankruptcy process. Additionally and most importantly, Federal-Mogul will no longer be hampered by asbestos litigation. I wish to thank and congratulate all those who have worked with me throughout the last six years to accomplish this. I also wish to extend my thanks to José Maria Alapont, our President and CEO, who has so successfully guided the operations of Federal-Mogul during the last three years,” said Mr. Icahn.
Federal-Mogul President and Chief Executive Officer José Maria Alapont said, “We have very positive relations with Carl Icahn and we welcome him as non-executive Chairman. We remain committed to our strategy for sustainable global profitable growth in all areas of our business and to create value for our customers, shareholders and employees.”

About Federal-Mogul
     Federal-Mogul Corporation is a leading global supplier, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The Company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its global profitable growth strategy, creating value and satisfaction for its customers, employees and stakeholders. Federal-Mogul was founded in Detroit in 1899. The Company is headquartered in Southfield, Michigan, and employs 45,000 people in 35 countries. Visit the company’s Web site at www.federal-mogul.com.